Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Lightbridge Corporation
Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-162671, No. 333-187659 and No. 333-204889) and Form S-8 (No. 333-135842) of Lightbridge Corporation of our report dated March 15, 2016, relating to the consolidated financial statements, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA LLP

Philadelphia, Pennsylvania
March 15, 2016